EXHIBIT 4.2

OPTION AGREEMENT
TERMS AND CONDITIONS

      1.      Grant of Option.  The Company hereby grants to the Participant named on the Notice of Grant (“Participant”), under the Numonyx Holdings B.V. Equity Incentive Plan, as amended (the “Numonyx Plan”), stock options to purchase from the Company (the “Options”), on the terms and on conditions set forth in this agreement (this “Agreement”), the number of Shares indicated on the Notice of Grant, at the exercise price per share set forth on the Notice of Grant.  Capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Numonyx Plan.

2.      Vesting of Options.  The Option shall vest (become exercisable) in accordance with the Vesting Schedule. Notwithstanding the foregoing Vesting Schedule, upon Participant’s death or Disability during his or her Continuous Status as a Participant (as defined below), or upon a Change in Control, all Options shall become fully vested and exercisable.  For purposes of this Agreement, “Continuous Status as a Participant” means the absence of any interruption or termination of service as an Employee, officer, Consultant or Director of the Company or any Parent or Subsidiary of the Company, as applicable; provided, however, that Continuous Status as a Participant shall not be considered interrupted in the case of any leave of absence authorized in writing by the Company prior to its commencement.

3.     Term of Options and Limitations on Right to Exercise.  The term of the Options will be for a period of six years, expiring at 5:00 p.m., Mountain Time, on the sixth anniversary of the Grant Date (the “Expiration Date”).  To the extent not previously exercised, the Options will lapse prior to the Expiration Date upon the earliest to occur of the following circumstances:

(a)      Thirty days after the termination of Participant’s Continuous Status as a Participant for any reason other than by reason of Participant’s death or Disability.

(b)      Twelve months after termination of Participant’s Continuous Status as a Participant by reason of Disability.

(c)      Twelve months after the date of Participant’s death, if Participant dies while employed, or during the thirty day period described in subsection (a) above or during the twelve-month period described in subsection (b) above and before the Options otherwise lapse.  Upon Participant’s death, the Options may be exercised by Participant’s beneficiary designated pursuant to the Numonyx Plan.

The Administrator may, prior to the lapse of the Options under the circumstances described in paragraphs (a), (b) or (c) above, extend the time to exercise the Options as determined by the Administrator in writing, but in no event beyond the expiration date of the Options as described on the Notice of Grant.  If Participant returns to service with the Company during the designated post-termination exercise period, then Participant shall be restored to the status Participant held prior to such termination but no vesting credit will be earned for any period Participant was not in Continuous Status as a Participant.  If Participant or his or her beneficiary exercises an Option after termination of service, the Options may be exercised only with respect to the Shares that were otherwise vested on Participant’s termination of service.

4.      Exercise of Option.  The Options shall be exercised by (a) written notice directed to the Global Stock Department of the Company or its designee at the address and in the form specified by the Company from time to time and (b) payment to the Company in full for the R subject to such exercise (unless the exercise is a broker-assisted cashless exercise, as described below).  If the person exercising an Option is not Participant, such person shall also deliver with the notice of exercise appropriate proof of his or her right to exercise the Option.  Payment for such Shares may be, in (a) cash, (b) Shares previously acquired by the purchaser, (c) withholding of Shares from the Option, or (d) any combination thereof, for the number of Shares specified in such written notice.  The value of surrendered or withheld Shares for this purpose shall be the Fair Market Value as of the last trading day immediately prior to the exercise date.  To the extent permitted under Regulation T of the Federal Reserve Board, and subject to applicable securities laws and any limitations as may be applied from time to time by the Administrator (which need not be uniform), the Options may be exercised through a broker in a so-called “cashless exercise” whereby the broker sells the Shares on behalf of Participant and delivers cash sales proceeds to the Company in payment of the exercise price.  In such case, the date of exercise shall be deemed to be the date on which notice of exercise is received by the Company and the exercise price shall be delivered to the Company by the settlement date.

5.      Beneficiary Designation.  Participant may, in the manner determined by the Administrator, designate a beneficiary to exercise the rights of Participant hereunder and to receive any distribution with respect to the Options upon Participant’s death.  A beneficiary, legal guardian, legal representative, or other person claiming any rights hereunder is subject to all terms and conditions of this Agreement and the Numonyx Plan, and to any additional restrictions deemed necessary or appropriate by the Administrator.  If no beneficiary has been designated or survives Participant, the Options may be exercised by the legal representative of Participant’s estate, and payment shall be made to Participant’s estate.  Subject to the foregoing, a beneficiary designation may be changed or revoked by Participant at any time provided the change or revocation is filed with the Company.

6.      Withholding.  The Company or any employer Parent or Subsidiary of the Company has the authority and the right to deduct or withhold, or require Participant to remit to the employer, an amount sufficient to satisfy federal, state, and local taxes (including Participant’s FICA obligation) required by law to be withheld with respect to any taxable event arising as a result of the exercise of the Options.  The withholding requirement may be satisfied, in whole or in part, at the election of the Company, by withholding from the Shares having a Fair Market Value on the date of withholding equal to the minimum amount (and not any greater amount) required to be withheld for tax purposes, all in accordance with such procedures as the Company establishes.

7.  Tax Consultation.  Participant hereby acknowledges that he or she understands that the Participant may suffer adverse tax consequences as a result of the grant, vesting, delivery, or disposition of the Shares.  The Participant hereby represents that the Participant has consulted with any tax consultants the Participant deems advisable in connection with the grant, vesting, delivery or disposition of the Shares and that the Participant is not relying on the Company for any tax advice.

8.      Limitation of Rights.  The Options do not confer to Participant or Participant’s beneficiary designated pursuant to Paragraph 5 any rights of a stockholder of the Company unless and until Shares are in fact issued to such person in connection with the exercise of the Options.  Nothing in this Agreement shall interfere with or limit in any way the right of the Company or any Parent or Subsidiary of the Company to terminate Participant’s service at any time, nor confer upon Participant any right to continue in the service of the Company or any Parent or Subsidiary of the Company.

9.      Stock Reserve.  The Company shall at all times during the term of this Agreement reserve and keep available such number of Shares as will be sufficient to satisfy the requirements of this Agreement.

10.     Restrictions on Transfer and Pledge of Options.  No right or interest of Participant in the Options may be pledged, encumbered, or hypothecated to or in favor of any party other than the Company or any Parent or Subsidiary of the Company, or shall be subject to any lien, obligation, or liability of Participant to any other party other than the Company or any Parent or Subsidiary of the Company.  The Options are not assignable or transferable by Participant other than by will or the laws of descent and distribution or pursuant to a domestic relations order that would satisfy Section 414(p)(1)(A) of the Code if such Section applied to an Option under the Numonyx Plan; provided, however, that the Administrator may (but need not) permit other transfers.  The Options may be exercised during the lifetime of Participant only by Participant or any permitted transferee.

11.     Restrictions on Issuance of Shares.  If at any time the Administrator shall determine in its discretion, that registration, listing or qualification of the Shares covered by the Options upon any Exchange or under any foreign, federal, or local law or practice, or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition to the exercise of the Options, the Options may not be exercised in whole or in part unless and until such registration, listing, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Administrator.

12.     Restrictions on Transfer of Shares.

(a)      Rights of the Company.  The Company shall not (i) record on its books the transfer of any Shares that have been sold or transferred in contravention of this Agreement or (ii) treat as the owner of Shares, or otherwise to accord voting, if applicable, dividend or liquidation rights to, any transferee to whom Shares have been transferred in contravention of this Agreement or Applicable Laws.  Any transfer of Shares not made in conformance with the transfer restrictions applicable to the Shares as set forth in the Terms of Administration and/or in the articles of association of the Company shall be null and void and shall not be recognized by the Company, as applicable.

(b)      Stop-Transfer Notices.  The Participant agrees that, in order to ensure compliance with the restrictions referred to herein, the Company may issue appropriate “stop-transfer” instructions to its transfer agent, if any, and that, if the Company transfers its own securities, it may make appropriate notations to the same effect in its own records.

13.     Amendment.  The Administrator may amend, modify or terminate the Award, Notice of Grant and this Agreement without approval of Participant; provided, however, that such amendment, modification or termination shall not, without Participant's consent, reduce or diminish the value of this award determined as if it had been fully vested and exercised on the date of such amendment or termination (with the per-share value being calculated as the excess, if any, of the Fair Market Value over the exercise price of the Options).

14.     Numonyx Plan Controls.  The terms and conditions contained in the Numonyx Plan are incorporated into and made a part of the Notice of Grant and this Agreement, and the Notice of Grant and this Agreement shall be governed by and construed in accordance with the Numonyx Plan.  In the event of any actual or alleged conflict between the provisions of the Numonyx Plan and the provisions of the Notice of Grant or this Agreement, the provisions of the Numonyx Plan shall be controlling and determinative.

15.     Successors.  This Agreement shall be binding upon any successor of the Company, in accordance with the terms of this Agreement and the Numonyx Plan.

16.     Severability.  If any one or more of the provisions contained in the Notice of Grant or this Agreement is invalid, illegal or unenforceable, the other provisions of Notice of Grant and this Agreement will be construed and enforced as if the invalid, illegal or unenforceable provision had never been included.

17.     Notice.  Notices and communications under the Notice of Grant and this Agreement must be in writing and either personally delivered or sent by registered or certified United States mail, return receipt requested, postage prepaid.  Notices to the Company must be addressed to: Micron Technology, Inc., 8000 S. Federal Way, P.O. Box 6, Boise, ID 83716-9632, Attn: Secretary, or any other address designated by the Company in a written notice to Participant. Notices to Participant will be directed to the address of Participant then currently on file with the Company, or at any other address given by Participant in a written notice to the Company.

18.     Data Processing. By accepting this Award, Participant gives explicit consent to the Company to process any such personal data and to transfer any such personal data outside the country in which Participant works or is employed, including to the United States, to transferees who shall include the Company and other persons who are designated by the Company to administer the Numonyx Plan.

19.     Entire Agreement; Governing Law.  The provisions of the Plan are incorporated herein by reference.  The Plan and this Agreement constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and the Participant with respect to the subject matter hereof, and may not be modified adversely to the Participant’s interest except by means of a writing signed by the Company and the Participant.  This Agreement is governed by the laws of the State of Delaware.

20.     No Assignment.  Except as otherwise provided in this Agreement, the Participant shall not assign any of his or her rights under this Agreement without the prior written consent of the Company, which consent may be withheld in its sole discretion.  The Company shall be permitted to assign its rights or obligations under this Agreement, but no such assignment shall release the Company of any obligations pursuant to this Agreement.

Step 1: View your Grant Summary
The terms of the equity award granted to you (the “Participant”) under the Numonyx Holdings B.V. Equity Incentive Plan, as amended (the “Numonyx Plan”) are summarized below. Additional information regarding your award, including the vesting schedule, is contained in Steps 2 and 3 of the award acceptance process. Please review that information carefully.

Summary of Grant/Award:

Granted/Awarded to:
Grant/Award Number:
Grant/Award Date(mm/dd/yyyy):
Shares Granted/Awarded:
Grant/Award Price:
Grant/Award Type: Vesting Commencement Date:

Step 2 : Read and Review the Documentation
This grant is subject to the following: (1). the terms and conditions of the Stock Option Grant Agreement, (2). the provisions of the Numonyx Plan, and (3) the vesting schedule.  Links to these materials are provided below.    Please review this information carefully, as it contains the terms and conditions which govern your Stock Option Grant.   Please note that stock option grants expire six years from the grant/award date.  For your convenience, links to a Prospectus summarizing the Numonyx Plan and Micron’s Insider Trading Calendar and Policy are posted below and available for your review.

Numonyx Plan Stock Option Agreement vesting schedule Numonyx Plan Document English (MS Word ) Numonyx Plan Prospectus Insider Trading Policy

Step 3 : Confirm the Review/Acceptance of your Grant

Summary of Grant/Award:

Granted/Awarded to:
Grant/Award Number:
Grant/Award Date(mm/dd/yyyy):
Shares Granted/Awarded:
Grant/Award Price:
Grant/Award Type: Vesting Commencement Date:

Participant hereby acknowledges that he/she has reviewed the materials in Step 2 specifically, (i) the terms and conditions of the Stock Option Grant Agreement and (ii) Numonyx Plan, and that he/she is familiar with the provisions thereof. Participant hereby accepts this grant subject to all the terms and provisions of the Stock Option Grant Agreement and the Numonyx Plan. Participant acknowledges that a Prospectus relating to the Numonyx Plan was made available for review. Participant hereby agrees that with respect to any questions arising under the plan, the decisions or interpretations of the Administrator will be binding, conclusive, and final. Participant acknowledges that the grant and acceptance of this Award do not constitute an employment agreement and do not assure continuous employment with Micron or any Parent or Subsidiary of the Company.

RESTRICTED SECURITY UNIT AGREEMENT
TERMS AND CONDITIONS

1.           Grant of Units.  The Company hereby grants to the Participant named on the Notice of Award (“Participant”), subject to the restrictions and the other terms and conditions set forth in the Numonyx Holdings B.V. Equity Incentive Plan, as amended (the “Numonyx Plan”) and in this award agreement (this “Agreement”), the number of restricted security units indicated on the Notice of Award (the “Units”), which represent the right to receive an equal number of Shares on the terms set forth in this Agreement.  Capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Numonyx Plan.

2.           Vesting of Units.  The Units have been credited to a bookkeeping account on behalf of Participant.  The Units will vest and become non-forfeitable on the earliest to occur of the following (the “Vesting Date”):
    (a)           as to the percentages of the Units specified on the Notice of Award, on the respective dates specified on the Notice of Award; provided Participant is then still employed by the Company or any Parent or Subsidiary of the Company or, if the Units were granted to Participant in the capacity of a Director of the Company, Participant still serves as a Director of the Company; or
    (b)           Termination of Participant’s service as a Director of the Company or employment by the Company and any Parent or Subsidiary of the Company by reason of death or Disability; or
    (c)           Upon the occurrence of a Change in Control.

If Participant’s service terminates prior to the Vesting Date for any reason other than as described in (b) above, Participant shall forfeit all right, title and interest in and to the unvested Units as of the date of such termination of service and the unvested Units will be reconveyed to the Company without further consideration or any act or action by Participant.  For purpose of Section 409A of the Code, any reference herein to Participant’s “termination of employment” or “termination of service” or similar words shall be interpreted to mean Participant’s “separation from service” as defined in Code section 409A and Treasury regulations and guidance with respect to such law.

3.           Conversion to Shares.  Unless the Units are forfeited prior to the Vesting Date as provided in section 2 above, the Units will be converted to Shares on the Vesting Date (the “Conversion Date”).  Shares will be registered on the books of the Company in Participant’s name as of the Conversion Date.  Certificates for the Shares shall be delivered to Participant upon request, but delivery may be postponed for such period as may be required for the Company with reasonable diligence to comply if deemed advisable by the Company, with registration requirements under the Securities Act of 1933 (the “Securities Act”), listing requirements under the rules of any stock exchange, and requirements under any other law or regulation applicable to the issuance or transfer of the Shares.

4.           Dividend Equivalents.  If and when dividends or other distributions are paid with respect to the Awarded Shares while the Units are outstanding, the dollar amount or fair market value of such dividends or distributions with respect to the number of Shares then underlying the Units shall be paid to Participant within 30 days after the payment date of such dividend or distribution to stockholders.

5.           Changes in Capital Structure.  In the event of any transaction described in Section 11 of the Numonyx Plan, the terms of the Units (including, without limitation, the number and kind of the Shares) may be adjusted as set forth in Section 11 of the Numonyx Plan.  This Agreement shall in no way affect the right of the Company to adjust, reclassify, reorganize or otherwise change its capital or business structure or to merge, consolidate, dissolve, liquidate, sell or transfer any part of its business or assets.

6.           Restrictions on Transfer of Units.  No right or interest of Participant in the Units may be pledged, hypothecated or otherwise encumbered to or in favor of any party other than the Company or any Parent or Subsidiary of the Company, or be subjected to any lien, obligation or liability of Participant to any other party other than the Company or any Parent or Subsidiary of the Company.  Units are not assignable or transferable by Participant other than by will or the laws of descent and distribution or pursuant to a domestic relations order that would satisfy Section 414(p)(1)(A) of the Code; but the Administrator may permit other transfers in accordance with the Numonyx Plan.

7.           Restrictions on Transfer of Shares.

(a)           Rights of the Company.  The Company shall not (i) record on its books the transfer of any Shares that have been sold or transferred in contravention of this Agreement or (ii) treat as the owner of Shares, or otherwise to accord voting, if applicable, dividend or liquidation rights to, any transferee to whom Shares have been transferred in contravention of this Agreement or Applicable Laws.  Any transfer of Shares not made in conformance with the transfer restrictions applicable to the Shares as set forth in the Terms of Administration and/or in the articles of association of the Company shall be null and void and shall not be recognized by the Company, as applicable.

(b)           Stop-Transfer Notices.  The Participant agrees that, in order to ensure compliance with the restrictions referred to herein, the Company may issue appropriate “stop-transfer” instructions to its transfer agent, if any, and that, if the Company transfers its own securities, it may make appropriate notations to the same effect in its own records.

8.           Limitation of Rights.  The Units do not confer to Participant or Participant’s beneficiary any rights of a stockholder of the Company unless and until Shares are in fact issued to such person in connection with the Units.  Nothing in this Agreement shall interfere with or limit in any way the right of the Company or any Parent or Subsidiary of the Company to terminate Participant’s service at any time, nor confer upon Participant any right to continue in service of the Company or any Parent or Subsidiary of the Company.  Participant waives all and any rights to any compensation or damages for the termination of Participant's office or employment with the Company or any Parent or Subsidiary of the Company for any reason (including unlawful termination of employment) insofar as those rights arise from Participant ceasing to have rights in relation to the Units as a result of that termination or from the loss or diminution in value of such rights.  The grant of the Units does not give Participant any right to participate in any future grants of share incentive awards.

9.           Payment of Taxes.  Participant will, no later than the date as of which any amount related to the Units first becomes includable in Participant’s gross income for federal income tax purposes, pay to the Company, or make other arrangements satisfactory to the Administrator regarding payment of, any federal, state and local taxes of any kind (including Participant’s FICA obligation) required by law to be withheld with respect to such amount.  The obligations of the Company under this Agreement will be conditional on such payment or arrangements, and the Company, and, where applicable, its Parent or Subsidiary will, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to Participant.  The withholding requirement may be satisfied, in whole or in part, at the election of the Company, by withholding from the Shares having a Fair Market Value on the date of withholding equal to the minimum amount (and not any greater amount) required to be withheld for tax purposes, all in accordance with such procedures as the Company establishes.

10.           Tax Consultation.  Participant hereby acknowledges that he or she understands that the Participant may suffer adverse tax consequences as a result of the grant, vesting, delivery, or disposition of the Shares.  The Participant hereby represents that the Participant has consulted with any tax consultants the Participant deems advisable in connection with the grant, vesting, delivery or disposition of the Shares and that the Participant is not relying on the Company for any tax advice.

11.           Amendment.  The Administrator may amend, modify or terminate the Award, Notice of Award and this Agreement without approval of Participant; provided, however, that such amendment, modification or termination shall not, without Participant’s consent, reduce or diminish the value of this award determined as if it had been fully vested (i.e., as if all restrictions on the Units hereunder had expired) on the date of such amendment or termination.  Notwithstanding anything herein to the contrary, the Administrator may, without Participant’s consent, amend or interpret this Agreement to the extent necessary to comply with Section 409A of the Code and Treasury regulations and guidance with respect to such law.

12.           Numonyx Plan Controls.  The terms contained in the Numonyx Plan shall be and are hereby incorporated into and made a part of the Notice of Award and this Agreement, and this Agreement shall be governed by and construed in accordance with the Numonyx Plan.  In the event of any actual or alleged conflict between the provisions of the approved Numonyx Plan and the provisions of the Notice of Award or this Agreement, the provisions of the Numonyx Plan shall be controlling and determinative.

13.           Successors.  This Agreement shall be binding upon any successor of the Company, in accordance with the terms of this Agreement and the Numonyx Plan.

14.           Severability.  If any one or more of the provisions contained in the Notice of Award or this Agreement is deemed to be invalid, illegal or unenforceable, the other provisions of the Notice of Award and this Agreement will be construed and enforced as if the invalid, illegal or unenforceable provision had never been included.

15.           Notice.  Notices hereunder must be in writing and either personally delivered or sent by registered or certified United States mail, return receipt requested, postage prepaid.  Notices to the Company must be addressed to Micron Technology, Inc., 8000 South Federal Way, Boise, Idaho 83706-9632; Attn: Secretary, or any other address designated by the Company in a written notice to Participant. Notices to Participant will be directed to the address of Participant then currently on file with the Company, or at any other address given by Participant in a written notice to the Company.

16.           Data Processing. By accepting the Units, Participant gives explicit consent to the Company to process any such personal data and to transfer any such personal data outside the country in which Participant works or is employed, including to the United States, to transferees who shall include the Company and other persons who are designated by the Company to administer the Numonyx Plan.

17.           Entire Agreement; Governing Law.  The provisions of the Plan are incorporated herein by reference.  The Plan and this Agreement constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and the Participant with respect to the subject matter hereof, and may not be modified adversely to the Participant’s interest except by means of a writing signed by the Company and the Participant.  This Agreement is governed by the laws of the State of Delaware.

18.           No Assignment.  Except as otherwise provided in this Agreement, the Participant shall not assign any of his or her rights under this Agreement without the prior written consent of the Company, which consent may be withheld in its sole discretion.  The Company shall be permitted to assign its rights or obligations under this Award Agreement, but no such assignment shall release the Company of any obligations pursuant to this Agreement.

Step 1: View your Grant Summary
The terms of the equity award granted to you (the “Participant”) under the Numonyx Holdings B.V. Equity Incentive Plan, as amended (the “Numonyx Equity Incentive Plan”) are summarized below. Additional information regarding your award, including the vesting schedule, is contained in Steps 2 and 3 of the award acceptance process. Please review that information carefully.

Summary of Grant/Award:

Granted/Awarded to:
Grant/Award Number:
Grant/Award Date(mm/dd/yyyy):
Number of Awarded Securities:
Grant/Award Price:
Grant/Award Type: Vesting Commencement Date: Vesting Schedule:

Step 2 : Read and Review the Documentation
This Restricted Security Unit Award is subject to the following: (1.) the terms and conditions of the Restricted Security Unit Agreement, (2.) the provisions of the Numonyx Equity Incentive Plan, and (3) the vesting schedule. Links to these materials are provided below.  Please review this information carefully, as it contains the terms and conditions which govern your Restricted Security Unit Award. For your convenience, links to a Prospectus summarizing the Numonyx Equity Incentive Plan and Micron’s Insider Trading Calendar and Policy are also posted below and available for your review.

Numonyx Equity Incentive Plan Restricted Security Unit Agreement
Vesting Schedule
Numonyx Equity Incentive Plan Document English  (MS Word )
Numonyx Equity Incentive Plan Prospectus
Insider Trading Policy

Step 3 : Confirm the Review/Acceptance of your Grant

Summary of Grant/Award:

Granted/Awarded to:
Grant/Award Number:
Grant/Award Date(mm/dd/yyyy):
Number of Awarded Securities:
Grant/Award Price:
Grant/Award Type: Vesting Commencement Date: Vesting Schedule:

Participant hereby acknowledges that he/she has reviewed the materials provided in Step 2, specifically (i) the terms and conditions of the Restricted Security Unit Agreement and (ii) Numonyx Equity Incentive Plan, and that he/she is familiar with the provisions thereof. Participant hereby accepts this Award subject to all the terms and provisions of the Restricted Security Unit Agreement and the Numonyx Equity Incentive Plan. Participant acknowledges that a Prospectus relating to the Numonyx Equity Incentive Plan was made available for review. Participant hereby agrees that with respect to any questions arising under the Numonyx Equity Incentive Plan, the decisions or interpretations of the Administrator will be binding conclusive and final. Participant acknowledges that the grant and acceptance of this Award do not constitute an employment agreement and do not assure continuous employment with the Micron or any Parent or Subsidiary of Micron.